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                  STATEMENT OF RESOLUTION ESTABLISHING SERIES

                                      OF

                     SERIES A CONVERTIBLE PREFERRED STOCK

                                      OF

                                  DYNEGY INC.


     Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, as amended (the "IBCA"), the undersigned corporation hereby makes the following statement:

                                  ARTICLE I.

     The name of the corporation is Dynegy Inc. (the "Corporation").

                                  ARTICLE II.

     The Board of Directors of the Corporation (the "Board") on January 31, 2000, duly adopted the following resolution establishing and designating a series of preferred stock of the Corporation and fixing and determining the relative rights and preferences thereof:

     RESOLVED, that pursuant to the authority vested in the Board by Article 4, Paragraph 2B. of the Corporation's Articles of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), to consist of 6,697,776 shares, no par value per share, of which the preferences and relative and other rights, and the qualifications, limitations, and restrictions thereof will be, in addition to those set forth in the Corporation's Articles of Incorporation, as follows:

     1. CERTAIN DEFINITIONS. Unless otherwise stated herein or the context otherwise requires, the terms defined in this Section 1 have the following meanings:

     "Board" is defined in the preamble to this Article II.

     "Class A Common Stock" means all shares now or hereafter authorized of Class A Common Stock, no par value per share, of the Corporation.

     "Common Stock" means all shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

     "Conversion Date" is defined in Section 5(c).

     "Conversion Price" will mean the price per share of Class A Common Stock used to determine the number of shares of Class A Common Stock deliverable upon conversion of a
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share of the Series A Preferred Stock, subject to adjustment in accordance with the provisions of Section 5.

     "Corporation" is defined in Article I.

     "Dividend Payment Date" means March 31, June 30, September 30, and December 31 of each year.

     "Dividend Period" means the quarterly period between consecutive Dividend Payment Dates; provided, that the initial Dividend Period shall be from the Issue Date until the first Dividend Payment Date after the Issue Date.

     "Final Redemption Date" is defined in Section 4(e).

     "IBCA" is defined in the introductory paragraph of this statement of resolution.

     "Issue Date" means the date on which shares of Series A Preferred Stock are first issued by the Corporation.

     "Junior Stock" means, for purposes of Section 2, the Common Stock and any other class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period, unless all dividends required to have been paid or declared and set apart for payment on the Series A Preferred Stock have been paid or declared and set apart for payment and, for purposes of Section 3, the Common Stock and any class or series of capital stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation until the Series A Preferred Stock have received the entire amount to which such stock is entitled upon such liquidation, dissolution, or winding up.

     "Liquidation Date" is defined in Section 3.

     "Liquidation Value" means $50.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon through the Liquidation Date.

     "Parity Stock" means, for purposes of Section 2, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series A Preferred Stock and, for purposes of Section 3, any other class or series of capital stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation on a parity with the Series A Preferred Stock.

     "Record Date" means March 15, June 15, September 15, and December 15 of each year, or such other date as may be designated by the Board.

     "Redemption Agent" is defined in Section 4(d).

     "Redemption Date" is defined in Section 4(c).

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     "Redemption Price" means $50.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends thereon through the Redemption Date.

     "Senior Stock" means for purposes of Section 2, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive dividends, and, for purposes of Section 3, any class or series of capital stock of the Corporation issued after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution, or winding up of the affairs of the Corporation.

     "Series A Preferred Stock" is defined in the preamble to this Article II.

     2. DIVIDENDS.

     (a) Subject to the prior preferences and other rights of any Senior Stock, the holders of Series A Preferred Stock are entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $3.00 per annum per share of Series A Preferred Stock, and no more. Such dividends are cumulative from the Issue Date and are payable quarterly, in arrears, when and as declared by the Board on each Dividend Payment Date commencing on the first Dividend Payment Date after the Issue Date. Each such dividend will be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the Record Date immediately preceding each Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date as may be fixed by the Board.

     (b) If full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and any Parity Stock, and funds available are insufficient to permit such payment to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series A Preferred Stock and any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid to the holders of the Series A Preferred Stock will cumulate as provided in Section 2(c).

     (c) If, on any Dividend Payment Date, the holders of the Series A Preferred Stock do not receive the full dividends provided for in Section 2(a), then such dividends will cumulate, whether or not the Corporation has earnings or profits, whether or not there are funds legally available for payment of such dividends, and whether or not such dividends are declared; provided, however, no additional dividends will be paid on or with respect to any dividends that cumulate pursuant to this Section 2(c).

     (d) So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, unless all dividends to which the holders of Series A Preferred Stock are entitled for all previous Dividend Periods have been paid or declared and a sum of money sufficient for the payment thereof set apart, (i) declare or pay on any Junior Stock any dividend

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or distribution whatsoever, whether in cash, property, or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares),
(ii) purchase or redeem any Junior Stock, or (iii) pay or make available any monies for a sinking fund for the purchase or redemption of any Junior Stock.

     (e) Whenever, at any time, accrued but unpaid dividends should exceed $2.25 per share of outstanding Series A Preferred Stock, the holders of the Series A Preferred Stock will have the option, voting separately as a class with holders of shares of any one or more other series of Parity Stock that would then be entitled to voting rights with the Series A Preferred Stock to elect directors as a separate class, to elect two directors to the Board at the Corporation's next annual meeting of its shareholders and at each subsequent annual meeting of shareholders. At elections for such directors, each holder of Series A Preferred Stock will be entitled to one vote for each share held (the holders of shares of Parity Stock will be entitled to such number of votes, if any, for each share held as may be granted to the holders of such Parity Stock by the Corporation). Upon vesting of such right of holders of Series A Preferred Stock, the authorized number of directors constituting the Board will be increased (even if such increase results in exceeding the maximum authorized number of directors), in accordance with the Corporation's Articles of Incorporation and Bylaws, by two, and the two vacancies so created will be filled by vote of the holders of Series A Preferred Stock together with holders of Parity Stock, voting together as a separate class. The right of holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, to elect two directors to the Board will continue until such time as there are no longer any accrued but unpaid dividends on outstanding Series A Preferred Stock, subject to revesting if accrued but unpaid dividends exceed, at any time or times, $2.25 per share of outstanding Series A Preferred Stock. Upon any termination of the right of the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, to elect directors as provided herein, the term of office of the directors elected by the holders of the Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, will automatically terminate. If the office of any director elected by the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, becomes vacant because of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, will choose a successor to hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by the holders of Series A Preferred Stock, voting separately as a class with holders of Parity Stock, if applicable, ends and the special voting rights provided in this Section 2(e) terminate, the number of directors constituting the Board will be reduced by two.

     3. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distributions or payments are made to the holders of Junior Stock, the holders of the Series A Preferred Stock will be entitled to be paid the Liquidation Value of all outstanding shares of Series A Preferred Stock, as of the date of such liquidation or dissolution or such other winding up (the "Liquidation Date"), and no more, in cash or in property at its fair value as determined by

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the Board, or both, at the election of the Board. If such payment is made in full to the holders of the Series A Preferred Stock, and if payment is made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders will be entitled, the remaining assets and funds of the Corporation will be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution, or other winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and any Parity Stock are insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled will be distributed among the holders of the Series A Preferred Stock and any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another entity or entities nor the sale of all or substantially all of the assets of the Corporation to any person or persons will be deemed a liquidation, dissolution, or winding up of the affairs of the Corporation within the meaning of this Section 3, unless such consolidation, merger, or sale of assets is in connection with the complete liquidation, dissolution, or winding up of the affairs of the Corporation.

     4.  REDEMPTION BY THE CORPORATION.

     (a) The Series A Preferred Stock may not be redeemed, in whole or in part, prior to the third anniversary of the Issue Date. On and after the third anniversary of the Issue Date, the Series A Preferred Stock may be redeemed by the Corporation at any time and from time to time in, whole or in part, at the option of the Corporation, at the Redemption Price.

     (b) If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed by the Corporation, such shares will be redeemed pro rata as determined by the Board in its sole discretion.

     (c) Notice of each proposed redemption of the Series A Preferred Stock will be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to holders of record of the shares of Series A Preferred Stock to be redeemed at such holders' addresses as they appear on the records of the Corporation, not less than 30 days or more than 60 days prior to the date fixed for redemption by the Corporation (the "Redemption Date") (i) notifying such holders of the election of the Corporation to redeem such shares of Series A Preferred Stock and the Redemption Date, (ii) stating the date on which such shares of Series A Preferred Stock cease to be convertible and the Conversion Price, (iii) stating the place or places at which such shares of Series A Preferred Stock called for redemption will, upon presentation and surrender of the certificate or certificates evidencing such shares, be redeemed and the Redemption Price, and (iv) stating the name and address of the Redemption Agent selected in accordance with Section 4(d).

     (d) The Corporation may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Corporation's redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Corporation or such appointed bank or trust company is hereinafter referred to as the "Redemption Agent." Following such

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appointment, if any, and prior to any redemption, the Corporation will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause a notice of redemption to be duly mailed in accordance with Section 4(c), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the redemption will be deposited with the Redemption Agent, in trust, at least two business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares of Series A Preferred Stock called for redemption. Neither failure to mail any such notice to one or more holders of Series A Preferred Stock nor any defect in any notice will affect the sufficiency of the proceedings for redemption as to other holders of Series A Preferred Stock.

     (e) If notice of redemption is given in accordance with Section 4(e) and the Corporation is not in default in the payment of the Redemption Price, then each holder of shares of Series A Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the Redemption Date. If the Corporation defaults in making payment on the Redemption Date, then each holder of the shares of Series A Preferred Stock called for redemption is entitled to all preferences and relative and other rights accorded by this resolution until and including the date prior to the date when the Corporation makes payment to the holders of the Series A Preferred Stock (the "Final Redemption Date"). From and after the Redemption Date, the shares of Series A Preferred Stock called for redemption will no longer be deemed to be outstanding and all rights of the holders of such shares of Series A Preferred Stock will cease and terminate, except the right of the holders of such shares of Series A Preferred Stock, upon surrender of the certificate or certificates therefor, to receive the Redemption Price. The deposit of monies in trust with the Redemption Agent by the Corporation will be irrevocable, except that the Corporation will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares of Series A Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of one year from the Redemption Date (or the Final Redemption Date, as applicable) will be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares of Series A Preferred Stock entitled to the funds so repaid to the Corporation will look only to the Corporation for payment of the Redemption Price, without interest.

     5. CONVERSION RIGHTS. The Series A Preferred Stock will be convertible into Class A Common Stock as follows:

     (a) Conversion. Subject to and upon compliance with the provisions of this
Section 5, the holder of any shares of Series A Preferred Stock will have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Class A Common Stock at the Conversion Price in effect on the Conversion Date. With respect to any share of Series A Preferred Stock called for redemption, the right of conversion described in this Section 5 will terminate at the close of business on the day prior to the Redemption Date or, if the Corporation defaults in the payment of the Redemption Price, at the close of business on the day prior to the Final Redemption Date.

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     (b) Conversion Price. Each share of Series A Preferred Stock will be converted into a number of shares of Class A Common Stock determined by dividing
(i) the Liquidation Value by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Class A Common Stock will initially be issuable upon conversion of the shares of Series A Preferred Stock will be $51.88. The Conversion Price will be subject to adjustment as set forth in Section 5(e). No dividends will accrue or be paid on Series A Preferred Stock subsequent to conversion.

     (c) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in Section 5(a) by surrendering to the Corporation or the transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted; provided, however, that the Corporation will not be obligated to issue to any such holder the certificate or certificates evidencing the shares of Class A Common Stock issuable upon such conversion, unless the certificate or certificates evidencing the shares of Series A Preferred Stock are either delivered to the Corporation or the transfer agent of the Corporation. Conversion will be deemed to have been effected on the date when delivery is made of notice of an election to convert and the certificate or certificates evidencing the Series A Preferred Stock shares to be converted (the "Conversion Date"). Subject to the provisions of
Section 5(e)(iv), as promptly as practicable thereafter, the Corporation will issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Class A Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Class A Common Stock as provided in Section 5(d). Subject to the provisions of Section 5(e)(iv), the person in whose name the certificate or certificates for shares of Class A Common Stock are to be issued will be deemed to have become a holder of record of such Class A Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation will issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

     (d) Fractional Shares. No fractional shares of Class A Common Stock or scrip will be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Class A Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest based on the fair market value of the Class A Common Stock determined by the Corporation in its sole discretion.

     (e) Conversion Price Adjustments. The Conversion Price will be subject to adjustment from time to time as follows:

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          (i) Stock Dividends, Subdivisions, Reclassifications, or Combinations.
     If the Corporation (i) declares a dividend or makes a distribution on its Class A Common Stock in shares of its Class A Common Stock, (ii) subdivides or reclassifies the outstanding shares of Class A Common Stock into a greater number of shares, or (iii) combines or reclassifies the outstanding Class A Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification will be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date will be entitled to receive the number of shares of Class A Common Stock which such holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price will be made whenever any of the foregoing events occur.

          (ii) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another entity, or in case of any sale, lease, or conveyance to another person of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock will be convertible, after the date of such consolidation, merger, sale, lease, or conveyance, into the number of shares of stock or other securities or property (including cash) to which the Class A Common Stock issuable (at the time of such consolidation, merger, sale, lease, or conveyance) upon conversion of a share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease, or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock will be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

          (iii) Rounding of Calculations; Minimum Adjustment. All calculations under this Section 5(e) will be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Conversion Price will be made if the amount of such adjustment would be less than $0.05, but any such amount will be carried forward and an adjustment with respect thereto will be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.05 or more.

          (iv) Timing of Issuance of Additional Class A Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 5(e) requires that an adjustment be made, such adjustment will become effective immediately after a record date for an event. The Corporation may defer, until the occurrence of such event, (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Class A Common Stock pursuant to Section 5(d); provided, however, that the Corporation upon request

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     will deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash, upon the occurrence of the event requiring such adjustment.

     (f) Statement Regarding Adjustments. Whenever the Conversion Price is adjusted as provided in Section 5(e), the Corporation will file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price in effect after such adjustment, and the Corporation will also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at such holders address appearing on the Corporation's records. Each such statement will be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of
Section 5(g).

     (g) Conditional Conversion. If it is proposed that a registration of Common Stock is intended to be filed, except on Form S-4 or S-8 (or any successor forms), which includes the secondary registration on behalf of holders of Common Stock, the Corporation will notify the holders of Series A Preferred Stock of such proposed registration and such holders may conditionally exercise their right to convert any or all of such shares of Series A Preferred Stock so held in accordance with this Section 5 and participate in such proposed registration in accordance with the registration rights granted to such holder by the Corporation, if any. If such registration is not declared effective or is withdrawn, any conditional exercise pursuant to this Section 5(g) will be null and void ab initio. Only the number of shares of Class A Common Stock conditionally converted pursuant to this Section 5(g) that are actually sold under an effective registration statement will be deemed converted pursuant to
Section 5(a) and the conditional conversion of such shares will be null and void ab initio upon the termination of the offering under such registration statement.

     (h) Notice to Holders. If the Corporation proposes to take any action of the type described in Section 5(e)(i) or (ii), the Corporation will give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in
Section 5(f), which notice will specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice will also set forth such facts with respect thereto as will be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which will be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice will be given at least ten days prior to the date so fixed, and in case of all other action, such notice will be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, will not affect the legality or validity of any such action.

     (i) Costs. The Corporation will pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Class A Common Stock upon conversion of any shares of Series A Preferred Stock; provided, however, that the

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Corporation will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

     (j) Reservation of Shares. The Corporation will reserve at all times so long as any shares of Series A Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Class A Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Class A Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

     (k) Valid Issuance. All shares of Class A Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will, upon issuance by the Corporation, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof, and the Corporation will take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Class A Common Stock).

     6. VOTING RIGHTS. If the holders of shares of Series A Preferred Stock have the right to vote separately as a class pursuant to Section 2(e) or the IBCA, such holders will be entitled to one vote for each such share so held. In all other cases, the holders of shares of Series A Preferred Stock will be entitled to vote upon all matters upon which holders of the Class A Common Stock have the right to vote, and will be entitled to the number of votes equal to 1.22 times the number of whole shares of Class A Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of
Section 5 at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class.

     7. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock will not have any preferences or relative, participating, optional, or other special rights, other than those specifically set forth in this Statement of Resolution. The shares of Series A Preferred Stock will have no preemptive or subscription rights.

     8. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

     9. SEVERABILITY OF PROVISIONS. If any right, preference, or limitation of the Series A Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences, and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference, or limitation will, nevertheless, remain in full force and effect, and no right, preference, or

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

limitation herein set forth will be deemed dependent upon any other such right, preference, or limitation unless so expressed herein.

     10. STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock which have been issued and reacquired in any manner will (upon compliance with any applicable provisions of the laws of the State of Illinois) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     11. ISSUANCE OF ADDITIONAL SECURITIES. Nothing contained herein will be deemed to any way prohibit, restrict, or inhibit the ability of the Corporation to designate and/or issue additional securities of any kind, including, without limitation, shares of Parity Stock or Junior Stock; provided that, the Corporation may not designate and/or issue any shares of Senior Stock without the consent of a majority of the shares of Series A Preferred Stock.

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

     The Corporation has caused this statement to be signed by its duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true.



Date:  January ___, 2000                 DYNEGY INC.


                                         By:
                                            -----------------------------------,
                                            ---------------, President


                                         Attested By:
                                                     --------------------------
                                                     ---------------, Secretary